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As filed with the Securities and Exchange Commission on March 29, 1996
                              Registration No.
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                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                         ------------------------------
                                    FORM S-8
                             REGISTRATION STATEMENT
                                     Under
                     THE SECURITIES ACT OF 1933, AS AMENDED
                         ------------------------------

                             RALSTON PURINA COMPANY
             (Exact name of registrant as specified in its charter)

     Missouri                                          43-0470580
(State or other jurisdiction of                        (I.R.S. Employer
incorporation or organization                          Identification No.)

Checkerboard Square, St. Louis, MO                     63164
(Address of principal executive offices)               (Zip Code)

                             RALSTON PURINA COMPANY
                         1996 INCENTIVE STOCK PLAN and
                           DEFERRED COMPENSATION PLAN
                            (Full title of the plan)
                   ------------------------------------------

                         J.M. Neville, Esq., Secretary
                             RALSTON PURINA COMPANY
                              Checkerboard Square
                           St. Louis, Missouri 63164
                    (Name and address of agent for service)
              Telephone number of agent for service: 314-982-1266


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                        CALCULATION OF REGISTRATION FEE
--------------------------------------------------------------------------------
                                     Proposed
                                      maximum       Proposed
                           Amount    offering       maximum       Amount of
Title of securities        to be     price per     aggregate    registration
being registered         registered  share (a)   offering price      fee
--------------------------------------------------------------------------------
Ralston Purina           3,012,999   $67.3125    202,812,495.10   $69,935.34
Common Stock   shares(c)
$.10 par value (b)

Deferred Compen-
sation Obligations (d)  $1,000,000     N/A        $1,000,000(e)      $344.83

Total Registration Fee                                            $70,280.17
--------------------------------------------------------------------------------
(a) The average of the high and low prices of the Common Stock as reported on the New York Stock Exchange on March 22, 1996.
(b) Shares of Common Stock being registered will be awarded pursuant to the terms of the Ralston Purina Company 1996 Incentive Stock Plan, which by its terms also includes unsecured obligations of Ralston Purina Company to pay, in the future, deferred compensation and matching contributions in the form of shares of its Common Stock (or the value thereof in cash) in accordance with the terms of the Equity Option of the Ralston Purina Company Deferred Compensation Plan

(c) 4,000,000 shares of Common Stock previously registered on the registrant's Form S-8 Registration Statement No. 33-19911 with respect to registrant's 1988 Incentive Stock Plan remain unsold or unreserved for outstanding awards and no further awards will be granted under that Plan. Those shares were registered based on an effective price per share of $33.4375 (adjusted to reflect the effect of the registrant's 2 for 1 stock split in 1991), with an aggregate offering price of $133,750,000. That aggregate offering price represents approximately 1,987,001 shares of Common Stock at the current maximum offering price per share. Pursuant to 10 C.F.R. 230.457, the shares being offered under the 1996 Incentive Stock Plan will include those 1,987,001 shares (for which the aggregate offering price registered in 1988 is being carried forward) as well as the additional 3,012,999 shares of Common Stock for which a Registration Fee is being paid herewith. Consequently, this Registration Statement registers a total of 5,000,000 shares of Common Stock. Immediately following the effectiveness of this Registration Statement, the 4,000,000 shares of Common Stock previously registered on Registration Statement No. 33-19911 referred to above will be deregistered.

(d) The Deferred Compensation Obligations are unsecured obligations of Ralston Purina Company to pay deferred compensation in the future in accordance with the terms of the Variable Interest Option of the Ralston Purina Company Deferred Compensation Plan for Key Employees.

(e)  Estimated solely for the purpose of determining the registration fee.

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PART II
               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.  Incorporation of Documents by Reference

     The following documents filed with the Commission (File No. 1-4582) by Ralston Purina Company (hereinafter "the Company") are incorporated by reference:

     (i) Annual Report on Form 10-K for the year ended September 30, 1995.

     (ii) Quarterly Report on Form 10-Q for the period ended December 31, 1995.

     All documents subsequently filed by the Company pursuant to Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, prior to the filing of a post-effective amendment which indicated that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents.
Any statement incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4. Description of Securities.

     The shares of Ralston Purina Company Common Stock being offered pursuant to the Ralston Purina 1996 Incentive Stock Plan have been registered under Section 12 of the Securities Exchange Act of 1934, as amended. The unsecured obligations of Ralston Purina Company to pay deferred compensation and matching contributions in the future will be subject to the terms of the Ralston Purina Company Deferred Compensation Plan for Key Employees (the "Deferred Plan") and to written agreements with individual employees setting forth the specific terms and conditions of any particular deferral; in addition, with respect to deferrals into the Equity Option of the Deferred Plan, such deferrals will also be subject to the terms of the Ralston Purina 1996 Incentive Stock Plan. The Deferred Plan provides an opportunity for eligible employees of Ralston Purina Company and certain of its affiliated subsidiaries to enter into agreements for the deferral of cash bonuses and other compensation (the "Deferral Amounts"). This description is intended to be a general description of the securities provided by the Deferred Plan and in the event of any conflict between the description herein and the provisions of the Deferred Plan (which is filed as an exhibit to this Registration Statement) the Deferred Plan provisions shall be conclusive. Deferrals pursuant to the Deferred Plan are permitted at the discretion of the Human Resources Committee of the Ralston Purina Board of Directors, which has delegated its authority to approve non-officer deferrals to

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the Chief Executive Officer of the Company. Requests for deferrals, and selection of deferral accounts, must be submitted prior to the commencement of any calendar year in which bonuses or other compensation sought to be deferred would otherwise be paid.

     Upon deferral, an unfunded Deferred Cash account (for the Variable Interest Option) or Stock Equivalent account (for the Equity Option), in the employee's name, will be credited with a cash balance equal to the Deferral Amount or an appropriate number of Ralston Purina Common Stock equivalents (equal in value to the Deferral Amount, based upon current market value of the Common Stock), respectively. In addition, Stock Equivalent accounts may also, in any year authorized by the Chief Executive Officer of the Company, be credited with an additional matching deferral. An employee will not be entitled to the matching deferral until he or she has remained employed with the Company for a period of five years following the deferral, provided that the employee does not thereafter leave employment with the Company (other than because of normal retirement) without the consent of the Chief Executive Officer. The matching deferral is also subject to forfeiture if, during the two year period following distribution, the employee engages in competition with the Company. Stock equivalents credited to a Stock Equivalent account reflect the performance of Ralston Purina Common Stock but actual shares of Common Stock are not issued to such accounts, and employees with account balances have no voting or other rights associated with Common Stock ownership. Participants in the Deferred Plan, other than Executive Officers of Ralston Purina Company, are permitted once each calendar year to transfer amounts which have been deferred for at least one year (other than Company matching deferrals) between Deferred Cash and Stock Equivalent accounts. Upon a Change in Control of the Company, account balances in Stock Equivalent accounts will be automatically converted into balances of equal value in Deferred Cash accounts.

     Deferred Cash accounts are credited yearly, on November 1, with interest equivalents based on the average of the daily close of business prime rates for the 365 days of the year ended the immediately preceding October 31, as established by Morgan Guaranty Trust Company of New York, or such other bank as the Committee may designate. Stock Equivalent accounts are credited from time to time with dividend equivalents if dividends are paid on Ralston Purina Common Stock. Appropriate adjustments will be made to Stock Equivalent account balances to reflect any stock split-up, stock dividend, combination or reclassification with respect to Ralston Purina Common Stock, or the consolidation, merger or sale of all or substantially all of the assets of the Company.

     The balance in a Deferred Cash or Stock Equivalent account will generally be paid to an employee only upon retirement or other termination of employment with the Company. However, in the event that the Company is in default of its funding obligations under the Trust Agreement dated as of September 15, 1994, between the Company and Wachovia Bank of North Carolina, N.A., as amended (the "Trust Agreement"), payment of all amounts credited will be made as soon as practicable thereafter, unless the employee elects to continue to defer payment.

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The Trust Agreement is the Company's irrevocable grantor trust established to provide the Company a source of funds to aid it in meeting certain employee benefit obligations. Upon distribution, an employee will receive cash in an amount equal to such employee's Deferred Cash account balance, and shares of Common Stock equal to the number of vested stock equivalents in such employee's Stock Equivalent account, or, at the Committee's discretion, the value of such shares in cash. Executive Officers of the Company may only receive the value of such shares in cash.

     The Deferred Plan is unfunded and the obligations of Ralston Purina Company to pay deferred compensation and matching contributions are unsecured general obligations of the Company to pay deferred compensation in the future in accordance with the terms of the Deferred Plan (and the provisions of individual agreements with employees). Such obligations will rank pari passu with other unsecured and unsubordinated indebtedness of the Company from time to time outstanding. An employee's rights under such obligations are not transferable other than by beneficiary designation, will or the laws of descent and distribution, and any such rights may be exercised during the lifetime of the employee only by him or by his guardian or legal representative.

     The power to amend, modify or terminate the Plan at any time is reserved to the Committee, except that the Chief Executive Officer of the Company may make such amendments as he deems appropriate, including, but not limited to, resolving ambiguities, supplying omissions and curing defects necessary to comply with federal tax law or regulations, or to avoid loss of qualification or adverse tax consequences. Any such amendments must be reported to the Committee. Notwithstanding the foregoing, no amendment, modification or termination which would reasonably be considered to be adverse to a participant or beneficiary may apply to or affect the terms of any deferral of compensation prior to the effective date of such amendment, modification or termination, without the consent of the participant or beneficiary affected thereby.

     The obligations of the Company to pay deferred compensation and matching contributions under the Plan are not, except as noted herein, convertible into another security of the Company, and such obligations will not have the benefit of a negative pledge or any other affirmative or negative covenant on the part of the Company (other than the right to receive immediate payment upon the Company's failure to comply with certain of its obligations under the Trust Agreement). No trustee has been appointed having the authority to take action with respect to such obligations and each participant will be responsible for acting independently with respect to, among other things, the giving of notices, responding to any requests for consents, waivers or amendments pertaining to the obligations, enforcing covenants and taking action upon a default.

     In 1984, the shareholders of the Company approved amendments to the Company's Articles of Incorporation incorporating a fair price provision requiring supermajority approval of certain business combinations, classifying the Board, and requiring a two-thirds vote of shareholders entitled to vote in order to remove Directors, amend the provisions regarding classification of the Board or amend or repeal the fair price provision.

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Item 5. Interests of Named Experts and Counsel.

     The validity of the issuance of the securities and obligations being registered has been passed upon for the Company by J.M. Neville, Vice President, General Counsel and Secretary for the Company. Mr. Neville is paid a salary by the Company and participates in various employee benefit plans offered to employees generally, as well as in plans offered to a limited number of key employees, including the Ralston Purina Deferred Compensation Plan for Key Employees.

     The financial statements incorporated in this Registration Statement by reference to the Company's Annual Report on Form 10-K for the year ended September 30, 1995, have been so incorporated in reliance on the reports of Price Waterhouse, independent accountants, given on the authority of said firm as experts in auditing and accounting. Price Waterhouse has served as independent accountants to the Company since 1955.

Item 6. Indemnification of Directors and Officers.

     Under the Missouri indemnification statute and the Company's Restated
                                       8
Articles of Incorporation, Ralston must indemnify any person who is or was a director, officer or employee of the Company, or is or was serving at the request of the Company as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against any and all expenses, including attorneys' fees, judgments, fines and amounts paid in settlement, actually and reasonably incurred by him in connection with any civil, criminal, administrative or investigative action, proceeding or claim (including an action by or in the right of the Company) by reason of the fact that he is or was serving in such capacity, provided that such person's conduct is not finally adjudged to have been knowingly fraudulent, deliberately dishonest or willful misconduct. As permitted by the Company's Restated Articles, the Company has entered into contracts with each of its directors and corporate officers guaranteeing the indemnification provisions stated in the Restated Articles and providing for advancement to such individuals of legal fees and other expenses necessary in defending against such actions, proceedings or claims.

     The Company has directors' and officers' insurance which protects each director or officer from liability for actions taken in their capacity as directors or officers. This insurance may provide broader coverage for such individuals than may be required by the provisions of the Company's Restated Articles of Incorporation.

     The foregoing represents a summary of the general effect of Missouri law and the Company's Restated Articles of Incorporation for purposes of general description only. Additional information regarding indemnification of directors and officers can be found in the Missouri statutes, the Company's Restated Articles of Incorporation and its pertinent insurance contracts.

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Item 7. Exemption from Registration Claimed.

     Not Applicable.

Item 8. Exhibits.

     Exhibit 4.1 Ralston Purina Company Deferred Compensation Plan for Key Employees incorporated by reference from the Company's Annual Report on Form 10-K for the fiscal year ended September 30, 1995.

     Exhibit 4.2 Ralston Purina Company 1996 Incentive Stock Plan incorporated by reference from the Ralston Purina Company Notice of Annual Meeting and Proxy Statement dated December 15, 1995.

     Exhibit 4.3 Trust Agreement dated September 15, 1994 between Ralston Purina Company and Wachovia Bank of North Carolina, N.A. incorporated by reference from the Company's Annual Report on Form 10-K for the fiscal year ended September 30, 1994.

     Exhibit 5 Opinion of James M. Neville, Vice President, General Counsel and Secretary of the Company attached hereto.

     Exhibit 23 Consent of Independent Certified Public Accountants attached hereto.

Item 9. Undertakings.

(a)  The undersigned registrant hereby undertakes:

     (1) To file, during any period in which offers or sales are being made, a post effective amendment to this registration statement.

     (i)  to include any prospectus required by Section 10(a)(3) of the
Securities               Act of 1933;

     (ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information in the registration statement;

     (iii) to include any material information with respect to the plan or distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to
Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

     (2) That for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned registrant hereby undertakes that, for the purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the
                                       11
Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be required with respect to directors, officers or persons controlling the Company pursuant to the foregoing provisions, the Company has been informed that it is the opinion of the Securities and Exchange Commission that such indemnification is against public policy as expressed in the Securities Act of 1933, and is therefore unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933, and will be governed by the final adjudication of such issue.

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                                   SIGNATURES

     The Registrant. Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto
duly authorized, in the City of St. Louis, Missouri, as of the     day of March,
1996.


                             RALSTON PURINA COMPANY




                      By:  /s/ W. P. STIRITZ

                       W.P. STIRITZ, Chairman of the Board
                          and Chief Executive Officer
                                ----------------

                               POWER OF ATTORNEY

     KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints James M. Neville and Charles S. Sommer, and each of them, his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments), and to file the same with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming that all said attorneys-in-fact and agents or any of them, or their or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities described as of March 28, 1996.


SIGNATURE                          TITLE

/s/ WILLIAM P. STIRITZ             Chairman of the Board, Chief
William P. Stiritz                 Executive Officer, and
                                   Director

/s/ JAMES R. ELSESSER              Vice President and Chief
James R. Elsesser                  Financial Officer

/s/ ANITA M. WRAY                  Vice President and Controller
Anita M. Wray

/s/ DAVID R. BANKS                 Director
David R. Banks

/s/ JOHN H. BIGGS                  Director
John H. Biggs

/s/ DONALD DANFORTH, JR.           Director
Donald Danforth, Jr.

/s/ WILLIAM H. DANFORTH            Director
William H. Danforth

/s/ DAVID C. FARRELL               Director
David C. Farrell

/s/ M. DARRELL INGRAM              Director
M. Darrell Ingram

/s/ RICHARD A. LIDDY               Director
Richard A. Liddy

/s/ JOHN F. MCDONNELL              Director
John F. McDonnell

/s/ KATHERINE D. ORTEGA            Director
Katherine D. Ortega

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